EXHIBIT 23









INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement No. 33-97250 of Uniroyal Technology Corporation on Form S-8 related to the Uniroyal Technology Corporation Savings Plan of our report dated June 7, 2002, appearing in the Annual Report on Form 11-K of the Uniroyal Technology Corporation Savings Plan for the year ended December 31, 2001.



//S/DELOITTE & TOUCHE
Certified Public Accountants
Tampa, Florida
July 15, 2002